SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-32143

Date of Report: April 25, 2012

ADARNA ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware		20-3148296
(State or other jurisdiction		(IRS Employer
of incorporation or organization)		Identification No.)

11 Riverside Drive, Suite 206, Cocoa, Florida		32922
(Address of principal executive offices)		(Zip Code)

(321) 252-2152
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES

Modification of Petro Subscription

On April 25, 2012, Adarna Energy Corporation (the “Company”) sold to Petrocavitation Partners, LLC (“Petro”) 460,000 shares of the Company’s Series F Preferred Stock in exchange for a promissory note with an original principal balance of $250,000.  At the same time, Oxysonix Corporation (“Oxysonix”), a subsidiary of the Company, acquired certain intellectual properties and other assets (the “IP”) from Air Pure Systems, LLC in exchange for 20,000 shares of Oxysonix’ Series 1 Preferred Stock.  The transactions were reported in a Current Report on Form 8-K filed on April 25, 2012.

Subsequently, effective on April 25, 2012, the Company and Petro modified the terms of Petro’s subscription for the Series F Shares.  The original exchange of 460,000 Series F Shares for a promissory note was cancelled.  In lieu of the original transaction, the Company agreed to issue 450,000 shares of Series F Preferred Stock to Petro, and Petro and certain affiliates of Petro each delivered to the Company a waiver of his or its rights with respect to the IP.

ACR Subscriptions

On May 1, 2012, the Company entered into an agreement with Applied Combustion Research, LLC (“ACR”), pursuant to which ACR issued Oxysonix a license to a proprietary catalytic conversion technology for use in transportation applications. In payment for the license, the Company issued to ACR 339,840 Series F Preferred Shares and Oxysonix agreed to pay ACR a royalty equal to 3% of Oxysonix’s net sales generated from products comprised of the ACR technology. The ACR technology has been shown in prior testing to catalyze conversion of carbon emissions into fuel.

On June 27, 2012, the Company and ACR entered into a subscription agreement pursuant to which ACR agreed to purchase 10,160 additional Series F Shares in exchange for $50,000 in cash, which was provided to Oxysonix in July 2012.

The Series F Shares issued to ACR are convertible at any time commencing six months after the closing at a rate equal in the aggregate to 35% of the Company’s then-current shares of common stock outstanding on a fully-diluted basis. ACR additionally agreed that neither it nor any of its assignees would sell any common shares issued upon conversion of the Series F Shares at a rate greater than 5% of the then-current average daily trading volume for the Company’s common stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 10, 2012                                                ADARNA ENERGY CORPORATION

By:           /s/ Max Bennett
                Max Bennett
Chief Executive Officer